Exhibit 10.1
AGREEMENT FOR ACQUISITION OF REAL PROPERTY AND
ESCROW INSTRUCTIONS
     THIS AGREEMENT (“Agreement”) is entered into this 3rd day of June, 2011, by and between COP — Goldenwest, LLC, a California limited liability company (“Seller”) and the Westminster Redevelopment Agency (“Agency”), for acquisition by Agency of certain real property described below. Seller and Agency shall be hereinafter jointly referred to as the parties.
RECITALS
     A. Seller is the owner of certain real property located in the City of Westminster commonly known as 15172 Goldenwest Circle, City of Westminster, County of Orange, State of California, described in greater detail in Exhibit “A” attached hereto and incorporated herein by this reference which is improved with a vacant industrial building (the “Property”).
     B. Seller desires to sell the Property, and Agency desires to purchase the Property, on the terms and conditions set forth in this Agreement.
     UPON EXECUTION OF THIS AGREEMENT BY SELLER AND AGENCY, THE PARTIES MUTUALLY AGREE AS FOLLOWS:
PURCHASE AGREEMENT
     1. Incorporation of Recitals. The Recitals above are incorporated into this agreement by this reference.
     2. Agreement to Sell and Purchase. As of the Effective Date (as defined below), Seller agrees to sell to Agency, and Agency agrees to purchase from Seller, upon the terms and for the consideration set forth in this Agreement, the Property.
     3. Agency Board Approval — Effective Date.
          3.1 Following execution of this Agreement, Agency shall have until 5:00 p.m. California time on June 9, 2011 to take the Agreement before the Westminster Redevelopment Agency Board (“Agency Board”) to receive its approval of this Agreement. Seller’s offer to sell, at the Purchase Price and on the terms contained in this Agreement, may not be revoked by Seller until June 9, 2011. Upon acceptance by the Agency Board this Agreement shall be binding upon both parties in accordance with the terms contained herein. If the Agency Board does not give its approval of this Agreement on or before June 9, 2011, then this Agreement shall automatically become null and void and the parties shall have no further obligations to one another except for any provisions that expressly survive termination.
          3.2 The effective date of this Agreement (the “Effective Date”) shall be the date this Agreement is executed by the authorized officers of both Seller and Agency.

     4. Purchase Price. The total purchase price for the Property, payable in cash through Escrow, shall be the sum of Nine Million, Four Hundred and Twenty One Thousand, Nine Hundred and Four Dollars ($9,421,904.00) (the “Purchase Price”). The Purchase Price is all-inclusive of Seller’s entire interest in the Property and any rights and obligations which Seller may have or which may arise out of the sale and acquisition of the Property, as more fully explained in Section 24 of this Agreement.
     5. Conveyance of Title. Seller agrees to convey by Grant Deed (as defined below) to Agency fee simple title to the Property, free and clear of any recorded and actually known unrecorded monetary liens, assessments, leases, and non-delinquent taxes.
     6. Title Report. Agency has reviewed Title Report No. NCS-484144 prepared by Title Company dated June 5, 2011 covering the Property, and hereby accepts all recorded exceptions to title shown on the Title Report excluding any liens set forth in Section 5 above which Seller is obligated to remove.
     7. Title Insurance Policy. At Closing, Agency’s fee simple title to the Property shall be insured by a CLTA standard coverage owner’s policy of title insurance in the amount of the Purchase Price, issued by the Title Company (collectively the “Title Policy”). Agency shall be responsible for obtaining any survey of the Property at its own expense. The Title Policy shall insure the fee simple interest in the Property is free and clear of all liens, as set forth in Section 5 of this Agreement. Seller agrees to pay the premium charged for a standard owner’s policy and Agency shall pay for all extended coverage and any endorsements Agency seeks to obtain. Agency’s requested endorsements or extended coverage shall not delay the Closing or constitute a condition to Closing.
     8. Escrow.
          8.1 Opening Escrow. Agency agrees to open an escrow at First American Title Insurance Company located at 1 First American Way, Santa Ana, California 92702, Attention: Kathleen Huntsman, Escrow Officer (“Escrow Company”) in accordance with this Agreement. This Agreement constitutes the joint escrow instructions of Agency and Seller, and the escrow agent to whom these instructions are delivered (“Escrow Agent”) is hereby empowered to act under this Agreement.
          8.2 Grant Deed. Seller shall execute and deliver a Grant Deed to Agency (the “Grant Deed”) concurrently with this Agreement, in accordance with Section 5 of this Agreement. A true and correct copy of the Grant Deed is attached hereto as Exhibit “B”, and is incorporated by this reference. As soon as possible after opening of escrow, Agency will deposit the executed Grant Deed, with a Certificate of Acceptance attached, with Escrow Agent on Seller’s behalf. Deposit of the Purchase Price and share of closing costs shall be made by Agency one (1) business day prior to the Close of Escrow, provided the Agency’s and Seller’s conditions to closing set forth in this Agreement, including in particular Section 11, are satisfied. Agency and Seller agree to deposit with Escrow Agent any additional instruments as may be necessary to complete this transaction.

          8.3 Insurance. Any existing insurance policies for fire or casualty on the Property will continue to be maintained by Seller, at Sellers sole expense, until the Close of Escrow. Insurance policies are not to be transferred, and Seller will cancel its own policies after Close of Escrow.
          8.4 Escrow Account. All funds received by Escrow Agent shall be deposited in a general escrow account doing business in the State of California which is insured by the FDIC.
     9. Tax Adjustment Procedure.
     ESCROW AGENT IS AUTHORIZED AND IS INSTRUCTED TO COMPLY WITH THE FOLLOWING TAX ADJUSTMENT PROCEDURE AS OF THE CLOSING DATE:
          9.1 Delinquent Taxes. Escrow Agent shall pay and charge Seller for any unpaid delinquent property taxes and/or penalties and interest thereon, and for any delinquent assessments or bonds encumbering the Property at the Closing.
          9.2 Proration. All current property taxes shall be prorated through Escrow as of the date of the Close of Escrow, using the customary procedures of the Escrow Agent. Notwithstanding the foregoing, Seller shall be responsible for and shall pay outside escrow any property taxes assessed against the Property, which are applicable to any period of time prior to the Close of Escrow that were not paid through Escrow as a result of any errors in the proration or otherwise.
          9.3 Refund of Taxes. Seller shall have the sole right, after the Close of Escrow, to apply to the Orange County Tax Collector for refund of any excess property taxes, which have been paid by Seller with respect to the Property. This refund would apply to the period after Agency’s acquisition, pursuant to Revenue and Taxation Code Section 5096.7.
          9.4 Miscellaneous Prorations. All other items of income and expense normally apportioned in sales of real property in similar situations in the jurisdiction where each Property is located, shall be prorated at Closing by Escrow Agent.
     10. Escrow Agent Authorization.
     AT CLOSING, ESCROW AGENT IS AUTHORIZED TO, AND SHALL:
          10.1 Agency and Seller. Pay and charge Agency fifty percent (50%) and Seller fifty percent (50%) of all usual escrow fees, charges, and costs.
          10.2 Agency. Pay and charge Agency for transfer taxes and documentary stamp taxes which arise from conveyance of the Property to Agency. Agency shall pay all premiums, charges and fees of the Title Company in excess of the premium for a standard owners CLTA title policy in the amount of the Purchase Price including for the Agency’s account the cost of any extended coverage and any affirmative endorsements.

          10.3 Seller. Pay and deduct from the amounts payable to Seller any amount necessary to place title in the condition necessary to satisfy Section 5 of this Agreement, up to and including the total amount of unpaid monetary liens (other than non-delinquent taxes and assessments), principal and interest on note(s) secured by mortgage(s) or deed(s) of trust on the Property, and all other amounts due and payable in accordance with the terms and conditions of said trust deed(s) or mortgage(s) including late charges and penalties, if any, for payment in full in advance of maturity. The Seller shall pay the title insurance premium for a standard CLTA policy of title insurance in the amount of the Purchase Price. Seller. Pay and deduct from amounts payable by Seller under Section 5 of this Agreement, any amount necessary to satisfy any delinquent taxes on the Property together with penalties and interest thereon, and/or delinquent assessments or bonds, except those in accordance with the terms of this Agreement.
          10.4 Disbursement. Promptly disburse funds and deliver the Grant Deed for recordation when conditions of this Escrow have been fulfilled by Agency and Seller.
          10.5 Closing Statement. Prior to the Close of Escrow, Escrow Agent shall provide Seller and Agency with a proposed closing statement for review and comment setting forth the payments and charges articulated in this Section.
          10.6 Close of Escrow.
     (a) The term “Closing” or “Close of Escrow,” if and where written in these instructions, shall mean the date the Grant Deed and other necessary instruments of conveyance are recorded in the office of the Orange County Recorder. Recordation of instruments delivered through this escrow is authorized, if necessary or proper upon the Title Company’s irrevocable commitment to issue the Title Policy described in Section 7 of this Agreement.
     (b) Close of Escrow will not occur until all of the terms and conditions of this Agreement have been satisfied or waived, including but not limited to the conditions in Section 11.
     (c) Close of Escrow shall occur three (3) business days following the Agency’s obtaining a funding commitment for its tax allocation bonds to acquire the Property, but in no event later than July 1, 2011 (“Closing Date”). Agency agrees to use commercially diligent efforts to obtain a funding commitment for its tax allocation bonds to acquire the Property as soon as possible, and give Seller written notification of same.
          10.7 Reserved.
          10.8 Time Limits. All time limits within which any matter specified is to be performed may be extended only by mutual agreement of the parties in their sole and absolute discretion. Any amendment of, or supplement to, any instructions must be in writing.
          10.9 Time of the Essence. TIME IS OF THE ESSENCE IN THESE INSTRUCTIONS AND ESCROW IS TO CLOSE AS SOON AS POSSIBLE. If this Escrow is not in a condition to close on or before July 1, 2011, this Agreement shall automatically terminate without further instruction by the parties. No such termination shall release either party then in default from liability for such default.
          10.10 Escrow Agent Responsibility. The responsibility of the Escrow Agent under this Agreement is expressly limited to Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 17, 22, 26, 27, 28, 29, 30, 31, 32, 33, and 34 and to its liability under the Title Policy.
     11. Conditions Precedent to Close of Escrow.
          11.1 Agency’s Conditions Precedent to Closing. The obligation of Agency to complete the purchase of the Property is subject to the satisfaction of the following conditions, waivable in Agency’s discretion:
     (a) Seller has delivered through Escrow an executed and recordable Grant Deed sufficient to convey fee simple title to the Agency as set forth in Sections 5 and 8.2.
     (b) Seller has delivered through Escrow any funds and additional documents as are reasonably necessary to comply with Seller’s obligations under this Agreement.
     (c) Seller shall not be in default of any of its obligations under the terms of this Agreement, and all representations of Seller herein are true and correct.
     (d) Escrow Agent shall be committed to deliver to Agency a Title Policy as required by Section 7 hereof.
     (e) Agency shall not have terminated this Agreement, to the extent termination is expressly permitted hereunder.
     (f) The Agency Board has approved this Agreement pursuant to Section 3.1 above.
          11.2 Seller’s Conditions Precedent to Closing. The obligation of Seller to complete the sale of the Property is subject to the satisfaction of the following conditions waivable in Seller’s discretion:
     (a) Agency is not in default of any of its obligations under the terms of this Agreement, and all representations of Agency herein are true and correct.
     (b) Agency shall have deposited with the Escrow Agent immediately available funds in an amount equal to the Purchase Price and the Agency’s share of costs described herein.
     (c) Agency has delivered any documents as are reasonably necessary to comply with Agency’s obligations hereunder.
     (d) Seller shall not have terminated this Agreement, to the extent termination is expressly permitted hereunder.

     12. Delivery of Possession. Seller shall deliver the Property to Agency at the Close of Escrow free and clear of all, leases, licenses and all possessory rights of any kind or nature, except as is specifically stated herein to the contrary.
     13. Due Diligence Approval. Prior to the Effective Date, Seller has delivered to Agency for review copies of those documents, materials and information relating to the Property that are listed on Exhibit “C” attached hereto (“Property Documents”), and Seller has made available for Agency’s review any other documents in Seller’s possession relating to the Property excluding any proprietary, privileged or confidential materials. Agency acknowledges and agrees that Seller’s Property Documents were provided by Seller to accommodate and facilitate Agency’s investigations relating to the Property and that, except as expressly set forth herein, Seller makes no representations and warranties of any kind regarding the accuracy or thoroughness of the information contained in the Property Documents and Agency shall not be entitled to rely on the Property Documents. Agency must perform its own due diligence investigation of the Property. Prior to the Effective Date Agency has been given the opportunity to perform any testing, investigations and studies relating to the Property that Agency desired in its sole and absolute discretion. Agency has completed all of its due diligence investigations relating to the Property and upon execution of this Agreement hereby irrevocably and unconditionally approves of the Property.
     14. [Intentionally Omitted]
     15. Loss or Damage to Improvements. Any material loss or damage to the Property, including any improvements thereon, by fire or other casualty, occurring prior to the recordation of the Grant Deed shall be at the risk of Seller. In the event that a material loss or damage to the real property or any improvements thereon, by fire or other casualty, occurs prior to the recordation of the Grant Deed, Agency, in its discretion, may elect to either: (i) acquire the Property pursuant to this Agreement and have Seller pay to Agency the proceeds of any insurance policy or policies payable to Seller by reason of such casualty, and the Purchase Price shall be reduced by the amount of any deductible payable under the insurance policy; or (ii) terminate this Agreement.
     16. Remedies. In the event Seller defaults and as a result of such default fails to convey the Property to Agency in accordance with the terms of this Agreement, Agency as its sole and exclusive remedies for such default may either (i) terminate this Agreement; or (ii) within thirty (90) days of such Seller default file a legal action; provided, however, Agency waives any claims for consequential or punitive damages.
     17. Possession and Disposition of Personal Property. Possession of the Property at the Close of Escrow shall be given to Agency upon the recording of the Grant Deed. All of the furniture, furnishings, and other personal property not physically connected to the Property or to any building or structure located thereon (collectively “Personal Property”) shall remain the property of Seller, except as may be specifically agreed between the parties to the contrary in writing. Seller shall remove or otherwise dispose of all Personal Property located on the Property, no later than fifteen (15) days after the Close of Escrow. All Personal Property remaining on the Property after fifteen (15) days following the Close of Escrow shall automatically become the property of Agency and Agency may dispose of same without liability as it alone sees fit. Seller agrees that Agency shall not be liable for any loss of or damage to the Personal Property, regardless of when loss or damage occurs. Notwithstanding the foregoing, if Agency is required to dispose of any Personal Property left by Seller, Seller shall be required to pay to Agency the reasonable cost of its removal and disposal. Seller shall immediately pay these costs upon receipt of a written demand from the Agency detailing the costs incurred.
     18. Warranties, Representations, and Covenants of Seller. Seller hereby warrants, represents, and covenants to Agency that:
          18.1 Pending Claims. To the best of Seller’s knowledge, there are no actions, suits, claims, legal proceedings, or any other proceedings affecting the Property or any portion thereof, at law, or in equity before any court or governmental entity, domestic or foreign.
          18.2 Encroachments. To the best of Seller’s knowledge, there are no encroachments onto the Property by improvements on any adjoining property, nor to the best of Seller’s knowledge do any buildings or improvements located on the Property encroach on other properties.
          18.3 Rental and Leasehold Interests. There are no third parties in possession of any portion of the Property as lessees, tenants at sufferance, or invitees, and there are no leases or other agreements concerning all or any portion of the Property exceeding a period of one month.
          18.4 Condition of Property. Up until the Close of Escrow, Seller shall continue to maintain the Property in accordance with its past practices.
          18.5 Environmental. Except as has been specifically disclosed to Agency in the Property Documents (as defined below), to the best of Seller’s knowledge there are no Hazardous Materials located on the Property in violation of applicable law. If Seller becomes aware of any facts, documents or information at any time which indicates the potential presence of Hazardous Materials on the Property, other than those facts which have already been disclosed in the Property Documents, Seller shall immediately notify Agency of those facts. The term “Hazardous Material” as used in this Agreement shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill release or effect, either by itself or in combination with other materials expected to be on the Property: (i) is potentially injurious to the public health, safety or welfare, the environment or the Property; (ii) is or becomes regulated or monitored by any federal, state or local governmental authority; or (iii) is a basis for liability of either Seller or Agency to any governmental agency or third party under any applicable statute or common law theory. Hazardous Materials shall specifically include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof, or any material or substance which is: (i) defined as a “hazardous waste,” “acutely hazardouswaste,” “restricted hazardous waste,” or “extremely hazardous waste” under Section 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (ii) defined as “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act); (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California

Health and Safety code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory); (iv) defined as a “hazardous substance” under Section 25281of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); (v) petroleum; (vi) asbestos; (vii) polychlorinated byphenyls; (viii) designated as a “hazardous substance” pursuant to the Clean Water Act, 33 U.S.C. § 1321; (ix) defined as a toxic pollutant pursuant to the Clean Water Act, 33 U.S.C. Section 1317; (ix) defined as a “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6903; or (x) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601.
          18.6 Seller’s Title. Until the Close of Escrow, Seller shall not do anything, which would impair Seller’s title to any of the Property.
          18.7 Utilities. To the best of Seller’s knowledge, all utilities, without limitation, including gas, electricity, water, sewage, and telephone, are available to the Property.
          18.8 Conflict with Other Obligation. To the best of Seller’s knowledge, neither the execution of this Agreement nor the performance of the obligations herein will conflict with, or breach any of the provisions of any bond, note, evidence of indebtedness, contract, lease covenants, conditions and restriction, or other agreement or instrument to which Seller or Seller’s Property may be bound.
          18.9 Authority. Seller is the owner of and has the full right, power, and authority to sell, convey, and transfer the Property to Agency as provided herein and to carry out Seller’s obligations hereunder.
          18.10 Bankruptcy. Seller is not the subject of a bankruptcy proceeding, and permission of a bankruptcy court is not necessary for Seller to be able to transfer the Property as provided herein.
          18.11 Leasing. Seller warrants that starting from the Effective Date up through the Close of Escrow Seller shall not enter into any new leases, agreements or encumbrances, and no amendments to the preceding, that would affect the Property following the Closing, without first obtaining Agency’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          18.12 Change of Situation. Until the Close of Escrow, Seller shall, upon learning of any fact or condition that would cause any of the warranties and representations in this Section 18 not to be true as of the Close of Escrow, immediately give written notice of such fact or condition to Agency.
          18.13 Definition of Actual Knowledge. References in this Section 18 to the “actual knowledge” of Seller shall refer only to the actual knowledge of the individual Seller representatives who are responsible for handling the ownership and operation of the Property (which knowledge shall not include any imputed or constructive knowledge), and shall not be construed to impose upon such designated individuals any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains or impose any personal liability on such individual. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was disclosed by Seller to Agency in writing prior to Closing. Agency shall be deemed to have actual knowledge of all information in the Title Report and Property Documents. In the event that Agency has actual knowledge of any breach of a Seller representation, warranty and/or covenant prior to the Closing and elects to proceed with the Close of Escrow, then Agency shall be deemed to have irrevocably and unconditionally waived such breach.
     19. AS-IS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE DELIVERED TO THE PURCHASER AT THE CLOSING, THE SELLER HAS NOT MADE, AND THE PURCHASER HAS NOT RELIED ON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTY, WHETHER MADE BY THE SELLER, ON THE SELLER’S BEHALF OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE FINANCIAL CONDITION OF THE TENANTS UNDER THE LEASES, TITLE TO OR THE BOUNDARIES OF THE PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL DEFECTS OR CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE DELIVERED TO THE PURCHASER AT THE CLOSING, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE DELIVERED TO THE PURCHASER AT THE CLOSING, (I) THE PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF RELYING UPON ITS OWN INVESTIGATION OR THAT OF ITS CONSULTANTS WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND (II) THE PURCHASER IS NOT RELYING UPON THE PROPERTY DOCUMENTS. THE PURCHASER HAS INSPECTED THE PROPERTY

AND IS FULLY FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, SHALL PURCHASE THE PROPERTY IN ITS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” CONDITION ON THE CLOSING DATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN THE EVENT THAT PURCHASER HAS ACTUAL KNOWLEDGE OF THE DEFAULT OF SELLER (A “KNOWN DEFAULT”), BUT NONETHELESS ELECTS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND PROCEEDS TO CLOSING, THEN THE RIGHTS AND REMEDIES OF PURCHASER SHALL BE WAIVED WITH RESPECT TO SUCH KNOWN DEFAULT UPON THE CLOSING AND SELLER SHALL HAVE NO LIABILITY WITH RESPECT THERETO. EXCEPT IN THE EVENT OF SELLER’S FRAUD, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE DELIVERED TO THE PURCHASER AT THE CLOSING, FROM AND AFTER THE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S MEMBERS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION OR RECOVERY, INCLUDING WITHOUT LIMITATION THOSE ARISING UNDER CERCLA, HSAA AND/OR THE POLANCO ACT, EXCEPT FOR FRAUD AND SELLER’S OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING CAUSES OF ACTION IN TORT OTHER THAN FRAUD), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PROPERTY ITS OPERATION ANY WAY IN CONNECTION WITH THE FOREGOING. AGENCY EXPRESSLY WAIVES THE BENEFITS OF ANY PROVISION OR PRINCIPLE OF FEDERAL STATE OR LOCAL LAW OR REGULATION THAT MAY LIMIT THE SCOPE OR EFFECT OF THE FOREGOING WAIVER AND RELEASE INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR” OR EQUIVALENT LAW OF ANY JURISDICTION, TO THE EXTENT APPLICABLE.
     This release by Agency shall constitute a complete defense to any claim, cause of action, defense, contract, liability, indebtedness or obligation released pursuant to this release. Nothing in this release shall be construed as (or shall be admissible in any legal action or proceeding as)

an admission by Seller or any other released party that any defense, indebtedness, obligation, liability, claim or cause of action exists which is within the scope of those hereby released.
________________
Agency’s Initials
     20. Warranties and Representations of Agency. The person executing any instruments for or on behalf of each party to this Agreement is fully authorized to act on behalf of that party and the Agreement is valid and enforceable against each party to this Agreement in accordance with its terms and each instrument to be executed pursuant hereto or in connection therewith.
     21. Indemnity.
          21.1 Seller Indemnity. Seller agrees to, and hereby does, indemnify, defend and hold harmless Agency from and against all claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which may be asserted by a third party against Agency based solely on the acts or omissions of Seller with regard to the Property occurring prior to Closing.
          21.2 Agency Indemnity. Agency agrees to, and hereby does, indemnify, defend and hold harmless Seller from and against all claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which may be asserted by a third party against Seller based solely on the acts or omissions of Agency with regard to the Property occurring after Closing.
          21.3 Limited Effect. Nothing contained in this Section 21 is intended to nor shall in any way limit the effect of the AS-IS provisions and related disclaimer provisions or the release provisions in this Agreement; expand the scope or duration of any of the representations and warranties contained in this Agreement; or otherwise give rise to any claim or cause of action by either Party against the other, except in the event of a claim by a third party against Seller or Agency which gives rise to the indemnity obligations set forth in this Section 21. In the event of any inconsistency between the AS-IS and release provisions in this Agreement and the indemnity provisions in this Article 21, the AS-IS and release provisions shall control.
     22. Mutually Prepared Agreement. The parties acknowledge that this Agreement was the subject of negotiations between the parties and shall be considered as being mutually prepared. Each of the Parties specifically represents and warrants to the other Party was advised to have this Agreement reviewed by legal counsel of their choice.
     23. Tax Bonds Allocation Contingency. It is understood and agreed between the parties that the completion of this transaction, and the Close of Escrow, is expressly contingent upon Agency’s ability to use Redevelopment Agency tax allocation bond proceeds for the Purchase Price in accordance with Section 10.7(c). Therefore, Agency may terminate this Agreement at any point prior to the Closing Date with no further obligation to Seller, if it determines, in is sole and absolute discretion, that the Agency’s funds are not available or otherwise cannot be used to purchase the Property.

     24. Seller Release. Seller agrees that the payment to be made pursuant to this Agreement constitutes a complete, full, fair, and final settlement of all claims that Releasors may have against any of the “Releasees” (as those terms are defined in Section 24(b) of this Agreement) arising out of the Agency’s acquisition of the Property, the project for which the Property is being acquired, or the displacement of Releasors from the Property (the “Released Claims”). By way of example, such Released Claims shall include, but not be limited to, any claims for compensation for the fee simple interest in the Property; any claims for pre-condemnation damages, severance damages, or loss of business goodwill; any claims for costs, interest, or attorney’s fees; any claims based upon any allegations of Releasors that the Agency failed to comply with its adopted Redevelopment Plan for the Redevelopment Project Area in which the Property is located, the Agency’s adopted rules for owner participation and business re-entry, and any alleged Agency obligations arising out of any previous actions relating to solicitation of requests for proposals for redevelopment of the Property and/or the Agency’s entering into any negotiations or agreements with respect thereto; any claims for relocation assistance and relocation costs arising out of, based upon, or relating to, relocation assistance or benefits owing under Government Code § 7260 et seq., Title 25 of the California Code of Regulations, Section 6000 et seq., or under any other federal, state or local relocations statutes, regulations or guidelines, including but not limited to regulations or guidelines of Agency or the City of Westminster; and any other similar claims. This release shall apply to all such Released Claims, whether arising under the United States or California Constitutions or under any federal, state, or local law, statute, ordinance, regulation, rule, official policy, court order, or common law.
     Releasors acknowledge that they have been advised of and understand the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
_______________
Seller Initials
     Being aware of said code section, the Releasors hereby expressly waive and relinquish any rights or benefits each may have thereunder, as well as under any other state or federal statutes or common law principles of similar effect.
     (a) As used herein, the term “Releasors” shall include Seller, and its officers, agents, members, employees, subcontractors, heirs, executors, successors, and assigns. The term “Releasees” shall include the Agency and the City of Westminster, and their respective elected and appointed officials, officers, directors, employees, attorneys, accountants, or other professionals and agents.

     (b) Releasors shall and do hereby release and discharge Releasees from and against all claims, penalties, actions or causes of action, obligations, and demands of any kind relating to the Released Claims.
     25. Waiver, Consent and Remedies. Each provision of this Agreement to be performed by Agency and Seller shall be deemed both a covenant and a condition and shall be a material consideration for Seller’s and Agency’s performance hereunder, as appropriate, and any breach thereof by Agency or Seller shall be deemed a material default hereunder. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach thereof, but no such waiver shall constitute a further or continuing waiver of a preceding or succeeding breach of the same or any other provision. A waiving party may at any time thereafter require further compliance by the other party with any breach or provision so waived. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement. Except as set forth in Section 16 above, all rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other. Except as otherwise specified in this Agreement either party hereto may pursue any one or more of its rights, options or remedies hereunder or may seek damages or specific performance in the event of the other party’s breach hereunder, or may pursue any other remedy at law or equity, whether or not stated in this Agreement.
     26. Attorney’s Fees. In the event any declaratory or other legal or equitable action is instituted between Seller, Agency and/or Escrow Agent in connection with the enforcement, breach or rescission of this Agreement, then as between Agency and Seller, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including court costs and reasonable attorneys’ fees, expert witnesses and all fees, costs and expenses incurred on any appeal or in collection of any judgment.
     27. Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier). All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.

IF TO SELLER:	IF TO AGENCY:

COP — Goldenwest, LLC	Attn: Redevelopment Agency Director
1920 Main Street, Suite 400	Westminster City Hall
Irvine, CA 92614	8200 Westminster Blvd.
Attn: Mr. Jon Carley/Dag Wilkinson	Westminster, CA 92683

     Any party may from time to time, by written notice to the other, designate a different address, which shall be substituted for that specified above.
     28. Default. Failure or delay by either party to perform any covenant, condition or provision of this Agreement within the time provided herein constitutes default under this Agreement. The injured party shall give written notice of default to the party in default, specifying the default complained of. The defaulting party shall immediately commence to cure such default and shall diligently complete such cure within three (3) days from the date of the notice. The injured party shall have the right to terminate this Agreement by written notice to the other party in the event of a default, which is not cured within the time set forth herein.
     29. Entire Agreement. This Agreement and its exhibits constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understanding of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.
     30. Governing Law and Venue. This Agreement and the exhibits attached hereto have been negotiated and executed in the State of California and shall be governed by and construed under the laws of the State of California. The parties consent to the jurisdiction of the California Courts with venue in Orange County.
     31. Invalidity of Provision. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect, (to the maximum extent permissible by law), any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.
     32. Amendments. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing by Agency and Seller.
     33. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     34. Time of Essence. Time is of the essence of each provision of this Agreement.
     35. Broker Fees. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby other than Grubb & Ellis which Seller shall compensate under a separate written agreement if and only if the Closing occurs. Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party. The provisions of this Section shall survive the Closing.
     36. Assignment. The terms and conditions, covenants, and agreements set forth herein shall apply to and bind the heirs, executors, administrators, assigns and successors of the parties hereto; provided, however, neither party shall have the right to assign this Agreement without the consent of the other party.
     37. Cooperation. Each party agrees to cooperate with the other in the Closing of this transaction and, in that regard, to sign any and all documents which may be reasonably necessary, helpful, or appropriate to carry out the purposes and intent of this Agreement including, but not limited to, releases or additional agreements.
     38. Section Headings. The section headings contained in this Agreement are for the reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[the remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth herein above.

AGENCY: WESTMINSTER REDEVELOPMENT AGENCY,
By:	/s/ Mitchell Walker
Executive Director

ATTEST:
By:	/s/ Robin Roberts
Agency Secretary

APPROVED AS TO FORM:
By:	/s/ Richard Jones
Richard Jones,
Agency General Counsel

SELLER: COP — GOLDENWEST, LLC, a California limited liability company
By:	/s/ Sharon Kaiser
	Name:	Sharon Kaiser
	Title:	Authorized Signatory

Exhibit “A”
(Legal Description of Property)
PARCEL 2 OF LLA #2003-01 RECORDED DECEMBER 12, 2003 AS INSTRUMENT NO. 2003001474811 OF OFFICIAL RECORDS.
EXCEPTING AN UNDIVIDED ONE-HALF INTEREST IN AND TO ALL RIGHTS TO OIL, LYING 500 FEET BELOW THE SURFACE AS USED HEREIN SHALL MEAN RIGHTS TO ALL GAS, OIL, PETROLEUM, AND OTHER HYDROCARBON SUBSTANCES IN, UNDER OR THAT MAY BE PRODUCED OR RECOVERED FROM THAT PORTION OF SAID LAND BELOW A DEPTH OF 500 FEET FROM ITS SURFACE, AS CONVEYED TO GOLDEN WEST INDUSTRIAL PARKS, A CALIFORNIA CORPORATION, BY DEED RECORDED JULY 06, 1967 IN BOOK 8308, PAGE 359 OF OFFICIAL RECORDS.
ALSO EXCEPTING THEREFROM THE UNDERGROUND WATER RIGHTS, BUT WITHOUT RIGHTS OF ENTRY TO THE SURFACE AS DEDICATED TO THE CITY OF WESTMINSTER.
APN: 142-421-13 and 142-315-03

Exhibit “B”
FORM OF GRANT DEED
RECORDING REQUESTED BY AND
WHEN RECORDED RETURN TO:
Westminster City Hall
8200 Westminster Blvd.
Westminster, CA 92683
Attn: Redevelopment Agency Director
AND ALL TAX STATEMENTS TO:
SAME AS ABOVE

DOCUMENTARY TRANSFER TAX IS NOT OF PUBLIC RECORD AND IS SHOWN ON A SEPARATE SHEET ATTACHED TO THIS DEED	SPACE ABOVE THIS LINE FOR RECORDER’S USE
GRANT DEED
     FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, COP — Goldenwest, LLC, a California limited liability company (“Grantor”), hereby grants to Westminster Redevelopment Agency (“Grantee”), the real property located in the City of Westminster, County of Orange, State of California, described on Exhibit 1 attached hereto and made a part hereof (the “Real Property”).
     Such real property is also conveyed to Grantee subject to all liens, encumbrances, easements, covenants, conditions and restrictions and other matters of record, all of which matters are specifically incorporated herein by this reference.

GRANTOR: COP — GOLDENWEST, LLC, a California limited liability company
By:
Name:
Its:

State of California         )
County of                      )
On                                         , before me,                                                              , Notary Public,
(here insert name and title of the officer)
personally appeared                                                                                                                                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature
(Seal)
State of California       )
County of                    )
On                                          , before me,                                                                                    , Notary Public,
(here insert name and title of the officer)
personally appeared                                                                                                                          , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature
(Seal)

Exhibit 1 to Grant Deed
Legal Description
Real property in the City of Westminster, County of Orange, State of California, described as follows:
PARCEL 2 OF LLA #2003-01 RECORDED DECEMBER 12, 2003 AS INSTRUMENT NO. 2003001474811 OF OFFICIAL RECORDS.
EXCEPTING AN UNDIVIDED ONE-HALF INTEREST IN AND TO ALL RIGHTS TO OIL, LYING 500 FEET BELOW THE SURFACE AS USED HEREIN SHALL MEAN RIGHTS TO ALL GAS, OIL, PETROLEUM, AND OTHER HYDROCARBON SUBSTANCES IN, UNDER OR THAT MAY BE PRODUCED OR RECOVERED FROM THAT PORTION OF SAID LAND BELOW A DEPTH OF 500 FEET FROM ITS SURFACE, AS CONVEYED TO GOLDEN WEST INDUSTRIAL PARKS, A CALIFORNIA CORPORATION, BY DEED RECORDED JULY 06, 1967 IN BOOK 8308, PAGE 359 OF OFFICIAL RECORDS.
ALSO EXCEPTING THEREFROM THE UNDERGROUND WATER RIGHTS, BUT WITHOUT RIGHTS OF ENTRY TO THE SURFACE AS DEDICATED TO THE CITY OF WESTMINSTER.
APN: 142-421-13 and 142-315-03

Certificate of Acceptance
This to certify that the interest in real property conveyed by the foregoing Grant Deed, from COP-Goldenwest, LLC, a California limited liability company to the Westminster Redevelopment Agency (the “Agency”) is hereby accepted by the undersigned officer of the Agency, on behalf of the Agency, pursuant to the authority granted by Agency Resolution _____, and the Agency consents to the recordation hereof by its duly authorized officer.

Dated: _______, 2011	By:
Name:
Title:

ATTEST:
______________________
City Clerk

State of California	)
County of San Bernardino	)
     On                                                                                   , before me,                                                                                  ,
                                                                                                                          (insert name and title of the officer)

Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
     I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
     WITNESS my hand and official seal.

Signature	(Seal)

Exhibit “C”
List of Due Diligence Documents
ALTA Survey (hard copy sent by over-night mail; all of the other documents listed below were sent electronically)
Advertising Sign (Billboard) Lease
Physical Inspection Reports: 1) Probable Maximum Loss Report dated 1/30/07; 2) Property Condition Report dated 9/05/06; 3) Zoning & Site Requirements Summary dated 9/15/06; 4) Mechanical Electrical Plumbing & Fire Protection Report dated 8/25/06; 5) Structural Observation Of Roof dated 11/14/06; 6) Roof Inspection Report dated 11/13/10
Vendor Contracts (Monster Security Camera Monitor Contract; Bay Alarm Burglar Alarm Monitor Contract; Bay Alarm Fire Monitor Contract
Environmental Documents (there was a link to a zip file full of information)
•	Letter from Environ dated November 10, 2006 re: Focused Ground Water Sampling Results.

•	Phase 1 Environmental Assessment dated September 8, 2006 prepared by Environ.